UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 30, 2012

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number

1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (312) 394-7398	23-2990190

1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.06. Material Impairments.

Section 8 – Other Events

Item 8.01. Other Events.

On May 30, 2012, the Illinois Commerce Commission (ICC) issued its final Order (Order) in Commonwealth Edison Company’s (ComEd’s) 2011 formula rate proceeding under the Electric Infrastructure Modernization Act (EIMA), which was enacted in late 2011. The EIMA is designed to provide for timely and regular recovery of actual costs to support a 10-year grid modernization program. As enacted by the General Assembly, the EIMA expressly provides for recovery of certain categories of costs such as a return on equity tied to U.S. Treasury bonds and pension funding costs, and it also requires an annual revenue requirement reconciliation, or “true up,” to ensure customers pay no more or no less than ComEd’s true costs.

The primary purpose of the Order is to establish the formula under which rates will be calculated going-forward, and the initial rates which will take effect within 30 days of the Order date. These initially established rates will be further adjusted effective January 2013 to provide recovery of the actual costs incurred during 2011 pursuant to the annual reconciliation mechanism.

In the proceeding covered by the Order, ComEd had taken positions supporting a $59 million reduction in the annual revenue requirement being recovered in current rates (based on 2010 costs and 2011 plant additions), primarily reflecting a lower return on equity consistent with the provisions of EIMA. The Order reduces the annual revenue requirement by $168 million, or approximately $110 million more than proposed by ComEd.

Of this incremental revenue requirement reduction:

•

approximately $50 million reflects the ICC’s determination that certain costs should be recovered through alternative rate recovery tariffs available to ComEd or will be reflected in the reconciliation proceeding, thereby primarily delaying the timing of cash flows;

•	approximately $35 million reflects disallowance of return on ComEd’s pension asset;

•	approximately $10 million reflects incentive compensation related adjustments; and

•	approximately $15 million reflects various adjustments for cash working capital, operating reserves, and other technical items.

The Order’s prohibition of return on its pension asset is contrary to the ICC’s three most recent ComEd rate orders, and ComEd believes is contrary to the letter and intent of the EIMA. ComEd is studying the Order and reviewing all of its options.

Pursuant to the distribution formula rate mechanism, ComEd had recorded as of March 31, 2012 a regulatory asset of $118 million reflecting its best estimate of the probable increase in distribution rates under the annual reconciliation mechanism reflecting costs incurred in 2011 and the first quarter of 2012. ComEd expects to record in the second quarter of 2012 a reduction of revenue of approximately $100 million pre-tax to decrease this regulatory asset consistent with the terms of the Order.

In applying the annual revenue requirement determinations as set forth in the Order to the formula rate mechanism provisions of EIMA, management has preliminarily determined that GAAP and adjusted (non-GAAP) operating earnings will be reduced relative to previous expectations by approximately $0.16 per Exelon share in 2012 (including the regulatory asset adjustment described above) and $0.08-$0.10 per Exelon share annually in 2013 and 2014.

Exelon and ComEd continue to assess other possible financial implications of the Order, including a potential impairment of ComEd’s goodwill, which could further materially affect Exelon’s and ComEd’s future results of operations and cash flows. A goodwill impairment, if any, would result in a non-cash charge to expense in the second quarter of 2012, which would not be reflected in Exelon’s adjusted (non-GAAP) operating earnings.

Exelon will provide consolidated earnings guidance for 2012, including ComEd’s expected contribution to the earnings guidance and other financial information at its Analyst Day meeting on June 7, 2012. The information provided on June 7, 2012 will incorporate the impacts of the Order.

* * * * *

This combined Form 8-K is being furnished separately by Exelon and ComEd (Registrants). Information contained herein relating to any individual Registrant has been furnished by such Registrant on its own behalf. No Registrant makes any representation as to information relating to any other Registrant.

This Current Report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as those discussed in (1) Exelon’s 2011 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 18; (2) Constellation Energy Group’s 2011 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 12; (3) the Registrant’s First Quarter 2012 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors and (b) Part I, Financial Information, ITEM 1. Financial Statements: Note 15; and (4) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Current Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Executive Vice President and Chief Financial Officer
Exelon Corporation

COMMONWEALTH EDISON COMPANY

/s/ Joseph R. Trpik, Jr.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

June 1, 2012